UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. ___________)*

                   Zenith Electronics Corporation

                               (Name of Issuer)

                    Common Stock, $1.00 par value

                    (Title of Class of Securities)

                                   989349105
                                (CUSIP Number)

          Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the dislosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
          Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



____________________________________________________________________________
     CUSIP NO.  989349105                                      13G


 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Fletcher Capital Markets, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)

                                                                    (b)

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

               A New York Corporation

____________________     5    SOLE VOTING POWER
                    |
 NUMBER OF          |                 2,250,000
   SHARES           |
BENEFICIALLY        |    6    SHARED VOTING POWER
  OWNED BY          |                 0
    EACH            |
 REPORTING          |
   PERSON           |    7    SOLE DISPOSITIVE POWER
    WITH            |
                    |                 2,250,000
                    |
                    |    8    SHARED DISPOSITIVE POWER
                    |
                    |                 0
____________________|

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,250,000

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    6.6%

 12  TYPE OF REPORTING PERSON*

                    BD
______________________________________________________________________________

     ITEM 1.

          (a)  Name of Issuer:
               Zenith Electronics Corporation

          (b)  Address of Issuer's Principal Executive Offices:
               1000 Milwaukee Avenue
               Glenview, Illinois  60025

     ITEM 2.

          (a)  Name of Person Filing:
               Fletcher Capital Markets, Inc.

          (b)  Address of Principal Business Office:
               767 Fifth Avenue
               48th Floor
               New York, New York  10153

          (c)  Citizenship:  A New York Corporation

          (d)  Title of Class of Securities:
               Common Stock, $1.00 par value

          (e)  CUSIP Number:  989349105

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-
          1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          X Broker or Dealer registered under Section 15 of the Act;

                    Bank as defined in section 3(a)(6) of the Act;

                    Insurance Company as defined in section 3(a)(19) of the Act;

                    Investment Company registered under section 8 of the Investment Company Act;

                    Investment Adviser registered under section 203 of the Investment Advisers Act of 1940;

                    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
                    Retirement Income Security Act of 1974 or
                    Endowment Fund;

                    Parent Holding Company, in accordance with SECTION 240.13d-1(b)(ii)(G);

                    Group, in accordance with SECTION240.13d-
                    1(b)(1)(ii)(H).

          ITEM 4. OWNERSHIP

               (a)  Amount Beneficially Owned: 2,250,000 shares

               (b)  Percent of Class:  6.6%

               (c)  Number of Shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote: 2,250,000 shares

                 (ii)  Shared power to vote or to direct the vote:  None

                 (iii)  Sole power to dispose or to direct the
                         disposition of: 2,250,000 shares

                 (iv)   Shared power to dispose or to direct the
                         disposition of: None

     ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

     ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

     ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE
          SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

     ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
          THE GROUP.

               Not Applicable.

     ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP.

               Not Applicable.

     ITEM 10.  CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 14, 1994
                                                  Date

                                        /s/ Mary Chamberlin
                                        Name: Mary Chamberlin
                                        Title:  General Counsel